UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 29, 2005

The Immune Response Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-18006	33-0255679
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5931 Darwin Court, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(760) 431-7080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2005, we entered into a binding oral agreement, which was later documented by a Note Exchange Agreement, with Cheshire Associates LLC ("Cheshire") to exchange 8% Convertible Secured Promissory Notes with outstanding principal amounts totaling $5,740,928 (the "8% Notes"), previously issued by us, for a new 2007 Mortgage Note with a principal amount of $5,740,928 (the "Mortgage Note"). In connection with this agreement, Cheshire converted a separate convertible promissory note, which had a maturity date of May 3, 2005 and an outstanding principal amount of $1,467,178, into 1,006,986 shares of our common stock at a conversion price of $1.457 per share. Cheshire is an affiliate of Kevin Kimberlin, a director and major stockholder of the Company.

Under the terms of the agreement, the Mortgage Note will have the same terms and conditions as the 8% Notes had had, except that (a) the 8% Notes would have matured at various dates in 2005, but the Mortgage Note will have a maturity date of May 31, 2007, and (b) the Mortgage Note will have a conversion price, subject to possible future adjustment, of $0.70 per share (the closing price of the Company’s common stock on April 29, 2005). At this conversion price, the Mortgage Note will be convertible into 8,201,325 shares of common stock. The 8% Notes had had higher conversion prices.

The agreement also involved a reduction, to $0.70 per share, of the exercise prices of the associated warrants that were previously issued with the 8% Notes. These warrants are currently exercisable for 8,633,705 shares of common stock, and immediately before the agreement had had a weighted average exercise price of $1.41.

Cheshire will waive all anti-dilution protection under the Mortgage Note and these warrants for the next PIPES financing that we obtain.

In addition, pursuant to the agreement, we paid all accrued interest as of April 29, 2005 on the 8% Notes and on the converted note. This constituted a prepayment, as such interest had not been due until the original maturity dates of the 8% Notes. Aggregate interest paid was $1,339,534.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 29, 2005, we received notice from the Nasdaq Stock Market ("Nasdaq") that we are not in compliance with Nasdaq Marketplace Rule 4310(c)(4), which is a standard for continued listing on the Nasdaq SmallCap Market, due to the fact that the closing price of our common stock was below $1.00 for the last 30 consecutive trading days. In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), we have until October 26, 2005 to regain compliance by having our common stock close at or above $1.00 for a minimum of ten consecutive trading days. Provided, however, that Nasdaq may require that our common stock trade at or above $1.00 for up to twenty consecutive trading days before deeming us to be in compliance with Nasdaq listing standards.

Nasdaq further informed us that if compliance cannot be demonstrated by October 26, 2005, then Nasdaq will determine whether we satisfy the listing criteria for the Nasdaq SmallCap Market and may, in its discretion, grant us an additional compliance period at that time.

Item 3.02. Unregistered Sales of Equity Securities.

To the extent the transaction described in Item 1.01 above is deemed to involve the sale of unregistered equity securities, the Item 1.01 description is incorporated here by reference. The transaction was exempt from registration under the Securities Act by virtue of Section 3(a)(9) of the Securities Act.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.169
Note Exchange Agreement, dated as of April 29, 2005, between The Immune Response Corporation and Cheshire Associates LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Immune Response Corporation

May 5, 2005	By:	/s/ Michael K. Green

Name: Michael K. Green
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.169	Note Exchange Agreement, dated as of April 29, 2005, between The Immune Response Corporation and Cheshire Associates LLC.